Exhibit 99.1

For Immediate Release

Microtune contacts:

Investor Relations	Media
Jeff Kupp	Kathleen Padula
Microtune, Inc.	Microtune, Inc.
972-673-1610	972-673-1811
investor@microtune.com	kathleen.padula@microtune.com

Microtune Announces Settlement of SEC Investigation

Plano, TX, July 29, 2005 — Microtune®, Inc. (NASDAQ: TUNE) announced today that it has reached a settlement with the Securities and Exchange Commission regarding the investigation initiated by the Commission in August 2003 as a result of the restatement of the Company’s financial statements for the year ended December 31, 2001 and the quarters ended September 30, 2001, December 31, 2001, March 31, 2002, June 30, 2002 and September 30, 2002. Microtune settled the enforcement proceedings without admitting or denying the Commission’s substantive findings and consented to a cease-and-desist order requiring future compliance with specific provisions of the Federal securities laws and regulations. The settlement does not require that Microtune pay a penalty.

“Microtune cooperated fully with the SEC as it conducted this investigation and is pleased to resolve this matter,” said Jim Fontaine, President and Chief Executive Officer.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, upconverter and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 53 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MICROTUNE FORWARD LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan”, “if”, “estimate”, “expect”, “believe”, “could”, “would”, “anticipate”, “may”, or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include the Company’s ability to introduce new products, achieve design wins, forecast revenue and manage inventory levels, control and budget expenses, protect its proprietary technology and intellectual property, and successfully prosecute and defend the various lawsuits, any one of which may cause the Company’s financial results to fluctuate. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.

Copyright © 2005 Microtune, Inc. All rights reserved.